KELLY & COMPANY
                           -------------------------
                          Certified Public Accountants
    Member of American Institute of Certified Public Accountants Since 1974
                              SEC Practice Section
                              Tax Practice Section


March 21, 2000


Securities and Exchange Commission
1150 Fifth Street, NW
Washington D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 17, 2000 of Genius Products, Inc. and are in agreement with the statements contained therein, except as to the characterization of the replacement of Kelly & Company's as principal accountants as a dismissal. In a letter to Genius Products, inc. dated January 28, 2000, Kelly & Company resigned as the registrant's principal accountants.


Very truly yours,

/s/ Kelly & Company
Kelly & Company



         3931 MacArthur Boulevard o Suite 205 0 Newport Beach, CA 92660
              (949) 474-7440 o (800) 526-0869 o FAX (949) 474-7554